PROMISSORY NOTE

$2,400,000.00	April 23, 2007

RCI HOLDINGS, INC., a Texas Corporation ("Maker"), for value received, hereby promises to pay to the order of THOMAS FELSENTHAL and CONRAD E. SCHUBERTH, or their successors and permitted assigns (individually and collectively, the "Holder"), the principal sum of Two Million Four Hundred Thousand Dollars and 00/100 cents ($2,400,00.00) and to pay interest (computed on a "simple interest" basis and on the basis of a 365/366 day year) on the unpaid principal balance of this Promissory Note (the "Note"), from and after the date hereof until maturity, at the following rate: (a) for the first two years of this note, interest shall accrue at the rate of seven and one-half percent (7.25%) per annum; (b) during the third and fourth years of this note, interest shall accrue at the rate of eight and one-quarter percent (8.25%) per annum; and (c) during the fifth and sixth years of this note, interest shall accrue at the rate of nine and one-quarter percent (9.25%) per annum. After maturity of this Note, the interest rate on the matured and unpaid amount due hereunder shall be fifteen percent (15%) or the Maximum Rate, whichever is greater.

1.	Terms of this Note.

1.1    Interest and Principal. Except as otherwise provided for herein, the principal of, and all accrued interest thereon, shall be due and payable in twenty-four (24) equal monthly installments of Thirty Thousand Three Hundred Nineteen Dollars and 86/100 cents ($30,319.86), on the 23rd day of each month, beginning May 23, 2007 and continuing through April 23, 2009. After that date the unpaid principal balance and interest are payable in twenty- four (24) equal monthly installments of Thirty One Thousand Three Hundred Eight Dollars and 01/100 Cents ($31,308.01), on the 23rd day of each month, beginning May 23, 2009 and continuing through April 23, 2011. After that date the unpaid principal balance and interest are payable in twenty-four (24) equal monthly installments of Thirty Two Thousand Fifty Dollars and 37/100 Cents ($32,050.37), on the 23rd day of each month, beginning May 23, 2011 and continuing through April 23, 2013, and in one final installment on May 23, 2013 in the amount of the unpaid principal and accrued, unpaid interest as of that date. Payments will be applied first to accrued interest and the remainder to reduction of the Principal Amount.

1.2    Payments. All payments on or in respect of this Note shall be made to Holder at 8949 Random Road, Fort Worth, Texas 76179-2741, or, at such address as Holder may designate to Maker in writing pursuant to the provisions of this Note.

1.3    Conformance with Laws. Notwithstanding any other term of this Note to the contrary, it is the intention of the Maker and the Holder to conform strictly to any applicable usury laws. Accordingly, if the Holder contracts for, charges or receives any consideration that constitutes interest in excess of the maximum rate permitted by applicable law (the "Maximum Rate"), then such excess will be canceled automatically and if previously paid will, at the Holder's option, be applied to the outstanding principal amount under this Note or refunded to the Maker. In determining whether any interest exceeds the Maximum Rate, such interest will, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the term of this Note. All agreements made in this Note are expressly limited so that in no event whatsoever, whether by reason of advancement of the proceeds of this Note, acceleration of maturity of the unpaid balance of this Note or otherwise, will the amount paid or agreed to be paid to the Holder for the use of the money advanced or to be advanced under this Note exceed an amount calculated at the Maximum Rate. If any circumstances whatsoever, including the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced by this Note, will involve the payment of interest in excess of an amount calculated at the Maximum Rate, then, ipso facto, the obligation to pay interest under this Note will be reduced to such amount. This Section 1.3 will control every other provision in any and all other agreements and instruments existing or hereafter arising between the Maker and the Holder with respect to the indebtedness evidenced by this Note.

1.4    Prepayment. This Note may be prepaid in whole or in part without penalty by the Maker without the prior consent of the Holder, provided that any partial prepayment shall not be in an amount less than $50,000.00. Any prepayment to which the Holder consents will be applied first against accrued and unpaid expenses owing under this Note (if any), then against accrued and unpaid interest then payable pursuant to the provisions of this Note, and then against unpaid principal.

1.5    Waivers. Except as otherwise provided in this Note, Maker waives diligence, presentment, demand, protest and notice of every kind whatsoever. The failure of the Holder to exercise any of its rights under this Note in any particular instance will not constitute a waiver of the same or of any other right in that or any subsequent instance.

1.6    Purchase Agreement. This Note is being given to Holder by Maker in partial payment of the purchase price set forth in that certain Real Estate Sales Contract dated April 4, 2007 by and between Holder and RCI HOLDINGS, INC., a Texas corporation (the "Purchase Agreement").

1.7    Deed of Trust. This Note is secured by the collateral described in that certain Deed of Trust and Security Agreement of even date herewith by and among the Maker and the Holder (the "Deed of Trust") and is subject to all of the agreements, terms and conditions contained therein, all of which are incorporated herein by this reference.

1.8    Late Charge. If a payment is 10 days or more late, Maker will be charged $1,000.00 of the unpaid portion of the regularly scheduled payment.

2.	Events of Default and Remedies.

2.1    DEFAULT. Each of the following constitute an event of default ("Event of Default") under this Note:

(a)    Payment Default. Maker fails to make any payment when due under this Note.

(b)    Other Defaults. Maker fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note, the Deed of Trust, or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Holder and Maker.

(c)    False Statements. Any warranty, representation or statement made or furnished to Holder by Maker or on Maker's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

(d)    Death or Insolvency. The dissolution of Maker (regardless of whether election to continue is made), any member withdraws from Maker, or any other termination of Maker's existence as a going business or the death of any member, the insolvency of Maker, the appointment of a receiver for any part of Maker's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Maker.

(e)    Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Maker or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Maker's accounts, including deposit accounts, with Holder. However, this Event of Default shall not apply if there is a good faith dispute by Maker as to the validity of reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Maker gives Holder written notice of the creditor or forfeiture proceeding.

2.2    Remedies. In case any one or more of the Events of Default specified in Section 2.1 has occurred, Holder will have the right to accelerate payment of the entire principal of, and all interest accrued on, this Note, and, upon such acceleration, this Note will thereupon become due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived, and the Maker will forthwith pay to the Holder the entire outstanding principal of, and interest accrued on, this Note. Additionally, Holder shall have all of the rights and remedies available to Holder pursuant to the Deed of Trust.

2.3    Attorney's Fees; Expenses. Holder may hire an attorney to help collect this Note if Maker does not pay, and Maker will pay Holder's reasonable attorneys' fees. Maker also will pay Holder all other amounts Holder actually incurs as court costs, lawful fees for filing, recording, releasing to any public office any instrument securing this Note; the reasonable cost actually expended for repossessing, storing, preparing for sale, and selling any security; and fees for noting a lien on or transferring a certificate of title to any motor vehicle offered as security for this Note, or premiums or identifiable charges received in connection with the sale of authorized insurance.

2.4    Cure Provisions.

(a)    In the event of a default in payment, it may be cured if Maker, after receiving written notice from Holder demanding cure of such default, cures the default (including payment of the late fee) within seven (7) days; provided, however, in no event will Holder be required to provide more than two (2) notices in any calendar year.

(b)    If any default, other than a default in payment is curable, it may be cured if Maker, after receiving written notice from Holder demanding cure of such default: (1) cures the default within twenty (20) days; or (2) if the cure requires more than twenty (20) days, immediately initiates steps which Holder deems in Holder's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

Miscellaneous.

3.1    Jurisdiction. Any action or proceeding seeking to enforce any provision of this Note must be brought in any of the courts of the State of Texas sitting in Tarrant County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the Maker and the Holder consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue in such courts. If the Holder commences any action or proceeding seeking to enforce any provision of this Note in any other jurisdiction, then the Maker will be entitled to have such action or proceeding transferred to one of the jurisdictions described above, or, if such transfer may not be accomplished under applicable law, then to have such action or proceeding dismissed without prejudice.

3.2    Amendment and Waiver. This Note may be amended, and the observance of any term of this Note may be waived or consented to, with and only with the written consent of the Maker and the Holder.

3.3    Waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver of any provision of this Note shall be made pursuant to the provisions of Section 3.2.

3.4    Notices. All notices and other communications under this Note must be in writing and will be deemed given (a) when received if delivered personally or by courier (with written confirmation of receipt), or (b) five (5) days after being deposited in the mail if sent by registered or certified mail (postage prepaid, return receipt requested) to the Holder or the Maker, as the case may be, at the following addresses (or at such other address as may be specified in a notice in accordance with this Section):

If to the Holder, to both:

THOMAS FELSENTHAL
8949 Random Road
Fort Worth, TX 76179-2741; and
CONRAD E. SCHUBERTH
2502 N. Clark Street
Chicago, IL 60614

If to Maker:

RCI HOLDINGS, INC.
c/o Eric Langan, President
10959 Cutten Road
Houston, Texas 77066

3.5    Governing Law. This Note will be governed by the laws of the State of Texas without regard to the conflicts of law principles of any jurisdiction.

3.6    Entire Agreement. This Note, the Purchase Agreement and the Deed of Trust constitute the entire agreement of the Maker and the Holder with respect to the subject matter contained in this Note and supersede all prior agreements and undertakings between the Maker and the Holder with respect to the transactions contemplated hereby. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly provided for in this Note.

3.7    Severability. If any term, provision, covenant, agreement or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants, agreements and restrictions of this Note will continue in full force and effect and will in no way be affected, impaired or invalidated.

MAKER:

RCI HOLDINGS, INC. a Texas Corporation

By:	/s/ Eric Langan
Eric Langan, President